Exhibit 23.3

[Ryder Scott Company Letterhead]

January 26, 2011

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company - Canada, consents to the references to our firm in the form and context in which they appear in the Form S-8 of Triangle Petroleum Corporation (the “Company”) dated January 28, 2011. We further consent to the use of information contained in our report, as of January 31, 2009, setting forth the estimates of revenues from the Company’s oil and gas reserves.

Yours very truly,

“ORIGINAL SIGNED BY
Ryder Scott Company-Canada”

/s/ Ryder Scott Company-Canada

RYDER SCOTT COMPANY-CANADA

Calgary, Alberta, Canada

January 26, 2011